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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 19, 1999

                       LIGAND PHARMACEUTICALS INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            Delaware                 000-20720                 77-0160744
(State or other jurisdiction of     (Commission             (I.R.S. Employer
         incorporation)             File Number)           Identification No.)

     10275 Science Center Drive, San Diego, California            92121
         (Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code:           (858) 550-7500

         (Former name or former address, if changed since last report.)



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ITEM 5. OTHER EVENTS.

        On November 19, 1999, Ligand Pharmaceuticals Incorporated, a Delaware corporation (the "Company"), commenced an exchange offer (the "Exchange Offer") with respect to certain of the Company's outstanding warrants to purchase shares of its common stock, par value $0.001 per share ("Common Stock"). The Exchange Offer relates to warrants (the "Warrants") originally issued in a public offering with Allergan Ligand Retinoid Therapeutics, Inc. for the purchase of Common Stock at an exercise price of $7.12 per share. Under the terms of the Exchange Offer, the Company is offering to exchange each outstanding Warrant, together with the payment to the Company of $7.12 per share for which such Warrant is exercisable, for the number of newly issued shares of Common Stock issuable under such Warrant, plus an amount of $1.12 in cash, net, without interest, per share of Common Stock, in accordance with the terms and subject to the conditions set forth in the Exchange Offer. The Exchange Offer will expire at 12:01 a.m., New York City time, on December 18, 1999, unless extended as permitted under the Exchange Offer. The Exchange Offer was made pursuant to an Offer to Exchange and related Letter of Transmittal, dated November 19, 1999, which were distributed to all holders of Warrants.

        As of November 12, 1999, there were Warrants outstanding to purchase approximately 3.6 million shares of Common Stock. The Warrants expire June 3, 2000 and trade on The Nasdaq National Market under the symbol "LGNDW."

        Reference is made to the Company's Issuer Tender Offer Statement on
Schedule 13E-4 (including the exhibits attached thereto), initially filed with the Securities and Exchange Commission on November 19, 1999, and to the exhibits attached thereto and incorporated herein by reference for additional information concerning the Exchange Offer.



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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         LIGAND PHARMACEUTICALS INCORPORATED


Date:  November 19, 1999                 By: /s/ Paul V. Maier
                                            -------------------------------
                                            Paul V. Maier
                                            Senior Vice President,
                                            Chief Financial Officer